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                                                                   Exhibit (e)


                             THE ZWEIG FUND, INC.
                       AND THE ZWEIG TOTAL RETURN FUND,
                                     INC.

                         TERMS AND CONDITIONS OF THE
                                  AUTOMATIC
                        REINVESTMENT AND CASH PURCHASE
                                     PLAN


  1. Each holder of shares (a "Shareholder") of common stock in The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc. (the "Fund") whose Fund shares are registered in his or her own name will automatically be a participant ("Participant") in the Automatic Reinvestment and Cash Purchase Plan (the "Plan"). Shareholders should note that ANY request to update the registration of an existing share-owner account (e.g., adding or removing a Joint Tenant), may result in the establishment of a new account. If a Shareholder requests to make a change to the registration on his or her current account, he or she should specify if the dividends should be reinvested or paid in cash. If neither is mentioned in the request, the new account will automatically be enrolled in the Plan. A Shareholder whose shares are registered in the name of a broker-dealer or other nominee (the "Nominee") will be a Participant if (a) such a service is provided by the Nominee and (b) the Nominee makes such an election on behalf of the Shareholder to participate in the Plan. EquiServe Trust Company, N.A. (the "Administrator" or "Plan Administrator") will act as agent for Participants and will open an account under the Plan for each Participant in the same name as such Participant's common stock is registered on the books and records of the transfer agent for the common stock.

  2. Whenever the Fund declares a distribution payable in shares of common stock or cash, Participants will receive such distribution in the manner described in paragraph 3 below as


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determined on the record date for such distribution.

  3. Whenever the market price of the Fund's common stock is equal to or exceeds net asset value per share, Participants will be issued shares of common stock valued at the greater of (i) the net asset value per share on the record date or (ii) 95% of the market price on the record date. Participants will receive any such distribution entirely in shares of common stock, and the Administrator shall automatically receive such shares of common stock, including fractions, for all Participants' accounts. If net asset value per share of the common stock at the time of valuation exceeds the market price of the common stock at such time, or if the Fund should declare a distribution payable only in cash, the Administrator will, as purchasing agent for the Participants, buy shares of common stock in the open market, on the New York Stock Exchange (the "Exchange") or elsewhere, for each Participant's account. The purchase price per share will be equal to the weighted average price of all shares purchased, including commissions. If, following the commencement of such purchases and before the Plan Administrator has completed its purchases, the trading price equals or exceeds the most recent net asset value of the shares of common stock, the Plan Administrator will cease purchasing shares on the open market and the Fund will issue the remaining shares at a price equal to the greater of (a) the net asset value on the last day the Plan Administrator purchased shares or (b) 95% of the market price on such day. In the case where the Plan Administrator has terminated open market purchases and the Fund has issued the remaining shares, the number of shares received by the Participant in respect of the cash dividend or distribution will be based on the weighted average of prices paid for shares purchased in the open market and the price at which the Fund issued the remaining shares.


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If the record date for a distribution precedes the ex-date for such distribution (which generally occurs in connection with the Fund's final distribution for the calendar year), the determination of whether new Shares will be issued by the Fund or whether the Administrator will buy Fund shares in the open market will be made on the basis of the closing market price and the net asset value for the shares of the Fund's common stock on the ex-date for such distribution. In such case, the ex-date will also be the valuation date.

The Administrator will apply all cash received as a distribution to purchase shares of common stock on the open market as soon as practicable after the record date of such distribution, but in no event later than 30 days after such date, except where necessary to comply with the applicable provisions of the federal securities law.

  4. For all purposes of the Plan: (a) the market price of the Fund's common stock on a particular date shall be the last sale price on the Exchange at the close of the trading day or, if there is no sale on the Exchange on that date, then the mean between the closing bid and asked quotations for such stock on the Exchange on such date and (b) net asset value per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

  5. Participants in the Plan may make additional cash payments of at least $100 per payment but not more than $3,000 per month for investment in the Fund. Such voluntary cash payments received by the Administrator either by check, automatic monthly investment or by any other means the Plan Administrator accepts, will be applied by the Administrator to purchase additional Shares on the open market on or about the investment date following the Administrator's receipt of the voluntary cash payment provided the Administrator receives the cash payment at least 2 business



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days prior to such investment date. The investment date will be the 15th day of each month or the next business day if the 15th falls on a weekend or a holiday (the "Investment Date"). The purchase price per share will be equal to the weighted average price of all shares purchased on the applicable Investment Date, including commissions. Participants have an unconditional right to obtain the return of any voluntary cash payments if the Administrator receives written notice at least 5 business days prior to the applicable investment date.

In the event that any cash payment is received or processed too late to be applied toward a purchase for the current month's Investment Date, it will be held by the Plan Administrator and applied to a purchase for the next month's Investment Date. Participants will not receive interest on voluntary cash payments held by the Administrator pending investment. All cash payments must be drawn against a United States bank and payable in United States funds. Cash and third party checks are not accepted. In the event that any deposit is returned unpaid for any reason, the Administrator will consider the request for investment of such money null and void and shall immediately remove from the Participant's account shares, if any, purchased upon the prior credit of such money. The Administrator shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of the uncollected amount, the Administrator shall be entitled to sell additional shares from the Participant's account to satisfy the uncollected balance. In addition, a $25 returned funds fee will be applied to the Participant's account at the discretion of the Plan Administrator.

  6. The open market purchases provided for above may be made on any securities exchange where the shares of common stock of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may



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be on such terms as to price, delivery and otherwise as the Administrator shall determine. Funds held by the Administrator uninvested will not bear interest, and it is understood that, in any event, the Administrator shall have no liability in connection with any inability to purchase shares of common stock within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Administrator shall have no responsibility as to the value of the shares of common stock of the Fund acquired for any Participant's account.

  7. The Administrator will hold shares of common stock acquired pursuant to the Plan in book-entry (non-certificated) form in the Administrator's name or that of its Nominee. The Administrator will forward to each Participant any proxy solicitation material and will vote any shares of common stock so held for each Participant only in accordance with the proxy returned by any such Participant to the Fund. Upon any Participant's request, the Administrator will deliver to her or him, without charge, a certificate or certificates for the full shares of common stock. Certificates will be issued as soon as practical (generally, within 5 business days) after the Plan Administrator receives the request. Upon any Participant's request, the Plan Administrator will also sell a portion of his or her shares. Such sales will be processed as soon as practical (generally, within 5 business days) after the Plan Administrator receives the request. Shareholders may call 1-800-272-2700 to liquidate shares if the dollar value of a sale is expected to be $50,000 or less. If the dollar value is expected to exceed $50,000, the Participant must submit a written request to the Plan Administrator. This limitation is set to protect Participants' accounts against unauthorized sales. In addition, the Administrator has the right to decline to process a sale by telephone if it determines, in its sole discretion, that supporting legal documentation is required. The sale price per share will be equal


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to the weighted average price of all shares sold by the Plan Administrator on the applicable trading day, less brokerage commissions (currently $0.05 per share, this cost is subject to change).

  8. The Administrator will confirm to each Participant acquisitions made for its account as soon as practicable but not later than 60 days after the date thereof. Although a Participant may from time to time have an undivided fractional interest in a share of common stock of the Fund, no certificates for a fractional share will be issued. However, distributions on fractional shares of common stock will be credited to Participants' accounts.

  9. Any stock dividends or split shares distributed by the Fund on shares of common stock held by the Administrator for any Participant will be credited to such Participant's account. In the event that the Fund makes available to Participants rights to purchase additional shares of common stock or other securities, the number of rights will be based upon the Participant's total holdings, including shares of common stock held by the Administrator.

  10. The Administrator's service fee for investing distributions will be paid by the Fund. Participants will be charged a pro rata share of brokerage commissions (currently $0.05 per share, this cost is subject to change) on all open market purchases.

  11. A shareholder wishing to terminate his or her participation may do so by notifying the Plan Administrator of such intent. Such termination will be processed as soon as practical (generally, within 5 business days) after receipt by the Plan Administrator provided such notice is received by the Plan Administrator not less than 7 business days prior to any distribution payment date. If such notice is received less than 7 business days prior to any distribution payment date, termination requests may not be processed until shares to be received from the reinvestment of distributions have been posted


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in such terminating shareholder's account. In such case, all shares including the newly posted distribution reinvestment shares will then be sold or a certificate for the appropriate number of full shares issued, along with a check in payment for any fraction of a share, on the first trading day after such shares have been posted to such terminating shareholder's account (generally, a few days after the payable date).

The Plan may be terminated by the Fund or the Administrator with the Fund's prior written consent, upon notice in writing mailed to each Participant. Upon any termination, the Administrator will cause to be delivered to each Participant a certificate or certificates for the appropriate number of full shares and a cash adjustment for any fractional share held for each such Participant under the Plan. If the Participant prefers, he or she may request to sell all shares held by the Plan Administrator in order to terminate participation in the Plan.

  12. These terms and conditions may be amended or supplemented by the Fund or the Administrator with the Fund's prior written consent, at any time or times, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice. The amendment or supplement shall be deemed to be accepted by each Participant unless, with respect to any such Participant, prior to the effective date thereof, the Administrator receives notice of the termination of the Participant's account under the Plan. Any such amendment may include an appointment by the Administrator in its place and stead of a successor Administrator under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Administrator under these terms and conditions. Upon any such appointment of a successor Administrator for the purpose of receiving




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distributions, the Fund will be authorized to pay to such successor
Administrator, for Participants' accounts, all distributions payable on the shares of common stock held in each Participant's name or under the Plan for retention or application by such successor Administrator as provided in these terms and conditions.

  13. The Administrator shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its or its employees' negligence, bad faith or willful misconduct.

  14. The Participant shall have no right to draw checks or drafts against such Participant's account or to give instructions to the Plan Administrator in respect of any shares or cash held therein except as expressly provided herein.

  15. The Participant agrees to notify the Plan Administrator promptly of any change of address. Notices to the Participant may be given by the Administrator by letter addressed to the Participant as shown on the records of the Administrator.

  16. This Agreement and the account established hereunder for the Participant shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the Rules and Regulations of the Securities and Exchange Commission, as they may be changed or amended from time to time.

  17. The Plan Administrator may use its affiliates and/or affiliates of the Fund's investment adviser for all trading activity relative to the Plan on behalf of Plan Participants. Such affiliates will receive a commission in connection with such trading transactions.